Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: May 3, 2017

El Paso Electric Announces First Quarter 2017 Financial Results

Overview

•
For the first quarter of 2017, El Paso Electric Company ("EE" or the "Company") reported a net loss of $4.0 million, or $0.10 basic and diluted loss per share. Net loss in the first quarter of 2016 was $5.8 million, or $0.14 basic and diluted loss per share.

"These results reflect the need to complete the second half of our rate relief process so we can recover our infrastructure investment in the region. As we have said for several years, the current rate case is the culmination of a two-part process to recover the nearly $1.8 billion dollars we have invested over the last seven years to meet the energy needs of our growing community. These results also reflect that most of our sales occur during the summer months," said Mary Kipp, Chief Executive Officer. "Finally, we are proud of our partnership with our customers to bring more renewables to our region for the benefit of our communities and the environment. Our new Texas Community Solar Program, which expands our renewable technology portfolio, was fully subscribed within one month of launch."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Summary Results
The table and explanations below present the major factors affecting first quarter 2017 net loss relative to first quarter 2016 net loss (in thousands except per share data):

	Quarter Ended
	Pre-Tax Effect	After-Tax Effect	Basic EPS
March 31, 2016		$(5,808)	$(0.14)
Changes in:
Allowance for funds used during construction	(2,388)	(2,085)	(0.05)
O&M at fossil-fuel generating plants	(2,500)	(1,625)	(0.04)
Interest on long-term debt	(1,768)	(1,149)	(0.03)
Retail non-fuel base revenues	5,169	3,360	0.08
Depreciation and amortization	1,359	884	0.02
Investment and interest income	1,057	812	0.02
Other revenues	1,037	674	0.02
Other	726	948	0.02
March 31, 2017		$(3,989)	$(0.10)
Financial Effect of the Public Utility Commission of Texas ("PUCT") Final Order
On August 25, 2016, the PUCT issued its final order in the Company's rate case in Docket No. 44941 (the "PUCT Final Order"). The PUCT Final Order had a significant effect on the Company's first quarter 2017 financial results, the impacts of which are reflected in the table above and discussed below. For financial reporting purposes, the Company deferred any recognition of the Company's request in its 2015 Texas Retail Rate Case until it received the PUCT Final Order in August 2016. Accordingly, it recorded in the third quarter of 2016 the cumulative effect of the PUCT Final Order that related back to January 12, 2016. The impact of the PUCT Final Order recorded in August 2016 relating to the first quarter of 2016 would have increased net income by approximately $4.6 million.
First Quarter 2017
Loss for the quarter ended March 31, 2017, when compared to the quarter ended March 31, 2016, was negatively affected by (presented on a pre-tax basis):

•
Decreased allowance for funds used during construction ("AFUDC") due to (i) lower balances of construction work in progress ("CWIP"), primarily due to Montana Power Station ("MPS") Units 3 and 4 being placed in service in May and September 2016, respectively, and (ii) a reduction in the AFUDC rate effective January 2017.

•
Increased operations and maintenance ("O&M") expenses related to our fossil-fuel generating plants primarily due to (i) increased maintenance expense for outages at Newman Units 1, 3, & 4 and (ii) increased routine maintenance at MPS and Rio Grande Power Station ("Rio Grande"). These increases were partially offset by the sale of the Company's interest in Units 4 and 5 of the Four Corners Power Plant in July 2016 and a maintenance outage at Rio Grande Unit 7 in 2016 with no comparable activity in 2017.

•	Increased interest on long-term debt primarily due to the $150 million principal amount of senior notes issued in March 2016.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Loss for the quarter ended March 31, 2017, when compared to the quarter ended March 31, 2016, was positively affected by (presented on a pre-tax basis):

•
Increased retail non-fuel base revenues primarily due to the non-fuel base rate increase approved in the PUCT Final Order. The first quarter of 2016 did not include approximately $5.9 million of retail non-fuel base revenues for the period from January 12, 2016 through March 31, 2016, which revenues were not recognized until the PUCT Final Order was approved in August 2016. The 1.7% growth in the average number of retail customers served also contributed to the increase in retail non-fuel base revenues. This increase was partially offset by a decrease in kWh sales from residential customers primarily due to mild weather in the first quarter of 2017 compared to the first quarter of 2016. Non-fuel base revenues and kWh sales are provided by customer class on page 9 of this news release.

•
Decreased depreciation and amortization primarily due to (i) reductions of approximately $2.9 million resulting from changes in depreciation rates as approved by the PUCT and the New Mexico Public Regulation Commission ("NMPRC") in the PUCT Final Order and the final order of the NMPRC in Case No. 15-00127-UT issued on June 8, 2016 (the "NMPRC Final Order"), respectively, and (ii) the sale of the Company's interest in Units 4 and 5 of the Four Corners Power Plant. These decreases were partially offset by increases in plant, including MPS Units 3 and 4, which were placed in service in May and September 2016, respectively.

•
Increased investment and interest income primarily due to higher realized gains on securities sold from the Company’s Palo Verde decommissioning trust in the first quarter of 2017 compared to the first quarter of 2016.

•
Increased other revenues primarily due to (i) additional miscellaneous service revenues as a result of rate increases approved in the PUCT Final Order and in the NMPRC Final Order and (ii) the New Mexico energy efficiency bonus.

•	Other includes primarily decreased administrative and general expenses and Palo Verde O&M expenses.

Retail Non-fuel Base Revenues

Excluding the $5.9 million PUCT Final Order impact, for the first quarter of 2017, retail non-fuel base revenues decreased $0.8 million pre-tax, or 0.7%, compared to the first quarter of 2016.  This decrease in sales was primarily due to mild weather.  Heating degree days for the first quarter of 2017 were 28.6% below the 10-year average. For the quarter ended March 31, 2017, the number of heating degree days recorded was the lowest total recorded in more than 70 years. Continued growth of 1.5% in the average number of residential customers served partially offset some of the weather impact.  The decrease in retail non-fuel base revenues was partially offset by a $1.0 million increase in revenues from small commercial and industrial customers, largely due to a 3.8% increase in the average number of customers served.

Rate Cases
2017 Texas Retail Rate Case Filing
On February 13, 2017, the Company filed with the City of El Paso, other municipalities incorporated in the Company's Texas service territory and the PUCT in Docket No. 46831, a request for an increase in non-fuel base revenues of approximately $42.5 million. The Company requested, pursuant to its statutory right, to have its new rates relate back for consumption on and after July 18, 2017, which is the 155th day after the filing of the rate case. The difference in rates that would have been billed will be surcharged or refunded to customers after the PUCT's final order in Docket No. 46831. The PUCT has the authority to require the Company to surcharge or refund such difference over a period not to exceed 18 months. The Company cannot predict the outcome or the timing of the rate case at this time.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

New Mexico Rate Case Update
NMPRC Case No. 15-00109-UT required the Company to make a rate filing in New Mexico in the second quarter of 2017 using a historical test year ended December 31, 2016. On March 24, 2017, the Company, NMPRC Utility Division Staff and the New Mexico Attorney General filed a Joint Motion to Modify Filing Date Stated in Final Order requesting that the rate filing date be changed to no later than July 31, 2019, using the appropriate test year period. The joint request was approved by the NMPRC on April 12, 2017.
Capital and Liquidity
In March 2016, we issued $150 million in aggregate principal amount of 5.00% Senior Notes due December 1, 2044 to repay outstanding short-term borrowings on our Revolving Credit Facility ("RCF") used for working capital and general corporate purposes, which may include funding capital expenditures. We continue to maintain a strong capital structure in which common stock equity represented 42.9% of our capitalization (common stock equity, long-term debt, current maturities of long-term debt and short-term borrowings under the RCF) as of March 31, 2017. At March 31, 2017, we had a balance of $5.2 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations and available borrowings under our RCF to meet all of our anticipated cash requirements for the next twelve months including the maturity of $50.0 million aggregate principal amount of our Series B 4.47% Senior Notes (due August 2017) and $33.3 million aggregate principal amount of 2012 Series A 1.875% Pollution Control Bonds which are subject to mandatory tender for purchase in September 2017.
Cash flows from operations for the three months ended March 31, 2017 were $26.1 million, compared to $13.9 million for the three months ended March 31, 2016. The primary factors contributing to the increase in cash flows from operations were changes in accounts payable and net under/over-collection of fuel revenues. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the three months ended March 31, 2017, we had fuel over-recoveries of $8.5 million compared to over-recoveries of fuel costs of $4.1 million during the three months ended March 31, 2016. At March 31, 2017, we had a net fuel under-recovery balance of $2.3 million, including an under-recovery of $2.5 million in Texas offset by an over-recovery of $0.2 million in New Mexico. On November 30, 2016, we filed a request to increase our Texas fixed fuel factor by approximately 28.8% to reflect increased fuel expenses primarily related to an increase in the price of natural gas used to generate power. The increase in our Texas fixed fuel factor was effective on an interim basis on January 1, 2017 and was approved by the PUCT on January 10, 2017.
During the three months ended March 31, 2017, our primary capital requirements were for the construction and purchase of our electric utility plant, payment of common stock dividend and purchases of nuclear fuel. Capital requirements for new electric utility plant were $53.9 million for the three months ended March 31, 2017 and $52.7 million for the three months ended March 31, 2016. Capital expenditures for 2017 are expected to be approximately $215.0 million. Capital requirements for purchases of nuclear fuel were $10.9 million for the three months ended March 31, 2017, and $11.2 million for the three months ended March 31, 2016.
On March 31, 2017, we paid a quarterly cash dividend of $0.31 per share, or $12.6 million, to shareholders of record as of the close of business on March 17, 2017. We expect to continue paying quarterly cash dividends. We expect our board of directors to review the dividend policy in the second quarter of 2017.
No shares of common stock were repurchased during the three months ended March 31, 2017. As of March 31, 2017, a total of 393,816 shares remain available for repurchase under our currently authorized stock repurchase program. We may in the future make purchases of its common stock in open market transactions at prevailing prices and may engage in private transactions where appropriate.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust (the "RGRT"). The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in our financial statements. On January 9, 2017, we exercised the option to extend the maturity of the RCF by one year to January 14, 2020 and to increase the size of the facility by $50 million to $350 million. We still have the option to extend the facility by one additional year to January 2021 and to increase the RCF by up to $50 million (up to a total of $400 million) upon the satisfaction of certain conditions, more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. The total amount borrowed for nuclear fuel by the RGRT, excluding debt issuance costs, was $135.2 million at March 31, 2017, of which $40.2 million had been borrowed under the RCF, and $95.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel, excluding debt issuance costs, were $132.1 million as of March 31, 2016, of which $37.1 million had been borrowed under the RCF and $95.0 million was borrowed through the issuance of senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At March 31, 2017, $94.0 million was outstanding under the RCF for working capital and general corporate purposes, which may include funding capital expenditures. At March 31, 2016, $50.0 million was outstanding under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the RCF at March 31, 2017 were $134.2 million with an additional $215.3 million available to borrow, after giving consideration to the $50 million increase on January 9, 2017.
We received approval from the NMPRC on October 7, 2015, and from the FERC on October 19, 2015, to issue up to $310 million in new long-term debt and to guarantee the issuance of up to $65 million of new debt by the RGRT to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations. We also requested approval from the FERC to continue to utilize our existing RCF without change from the FERC’s previously approved authorization. The FERC authorization is effective from November 15, 2015 through November 15, 2017. The approvals granted in these cases supersede prior approvals. Under this authorization, on March 24, 2016, we issued $150 million in aggregate principal amount of 5.00% Senior Notes due December 1, 2044. The proceeds from the issuance of these senior notes, after deducting the underwriters' commission, were $158.1 million. These proceeds included accrued interest of $2.4 million and a $7.1 million premium before expenses. The effective interest rate for these senior notes is approximately 4.77%. The net proceeds from the sale of these senior notes were used to repay outstanding short-term borrowings under the RCF. These senior notes constitute an additional issuance of our 5.00% Senior Notes due 2044, of which $150 million was previously issued on December 1, 2014, for a total principal amount outstanding of $300 million.
2017 Earnings Guidance
On February 13, 2017, the Company filed a rate case in Texas as discussed above. The outcome of this case could have a significant impact on the Company's results of operations in 2017. Since we cannot predict the outcome of this rate case at this time, the Company is not currently providing earnings guidance.
Conference Call
A conference call to discuss the first quarter 2017 financial results is scheduled for 10:30 A.M. Eastern Time, on May 3, 2017. The dial-in number is 888-352-6798 with a conference ID number of 4992591. The international dial-in number is 719-325-2351. The conference leader will be Lisa Budtke, Director Treasury Services and Investor Relations. A replay will run through May 17, 2017 with a dial-in number of 888-203-1112 and a conference ID number of 4992591. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Safe Harbor
This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the U.S. Securities and Exchange Commission (the "SEC"), and include, but is not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (v) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vi) unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities and the recovery of proceeds from insurance policies providing coverage for such costs; (vii) the size of our construction program and our ability to complete construction on budget and on time; (viii) potential delays in our construction schedule due to legal challenges or other reasons; (ix) costs at Palo Verde; (x) deregulation and competition in the electric utility industry; (xi) possible increased costs of compliance with environmental or other laws, regulations and policies; (xii) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xiii) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xiv) possible physical or cyber attacks, intrusions or other catastrophic events; and (xv) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

Media Contacts	Investor Relations
Eddie Gutierrez	Lisa Budtke
915.543.5763	915.543.5947
eduardo.gutierrez@epelectric.com	lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended March 31, 2017 and 2016
(In thousands except for per share data)
(Unaudited)

	2017	2016	Variance

Operating revenues	$171,335	$157,809	$13,526
Energy expenses:
Fuel	36,606	34,319	2,287
Purchased and interchanged power	13,673	9,646	4,027
	50,279	43,965	6,314
Operating revenues net of energy expenses	121,056	113,844	7,212
Other operating expenses:
Other operations	56,123	58,387	(2,264)
Maintenance	20,990	17,515	3,475
Depreciation and amortization	21,934	23,293	(1,359)
Taxes other than income taxes	15,730	14,812	918
	114,777	114,007	770
Operating income (loss)	6,279	(163)	6,442
Other income (deductions):
Allowance for equity funds used during construction	815	2,336	(1,521)
Investment and interest income, net	3,986	2,929	1,057
Miscellaneous non-operating income	85	656	(571)
Miscellaneous non-operating deductions	(740)	(466)	(274)
	4,146	5,455	(1,309)
Interest charges (credits):
Interest on long-term debt and revolving credit facility	18,367	16,599	1,768
Other interest	420	562	(142)
Capitalized interest	(1,294)	(1,242)	(52)
Allowance for borrowed funds used during construction	(791)	(1,658)	867
	16,702	14,261	2,441
Loss before income taxes	(6,277)	(8,969)	2,692
Income tax benefit	(2,288)	(3,161)	873
Net loss	$(3,989)	$(5,808)	$1,819

Basic loss per share	$(0.10)	$(0.14)	$0.04

Diluted loss per share	$(0.10)	$(0.14)	$0.04

Dividends declared per share of common stock	$0.310	$0.295	$0.015
Weighted average number of shares outstanding	40,387	40,325	62
Weighted average number of shares and dilutive
potential shares outstanding	40,387	40,325	62

El Paso Electric Company
Cash Flow Summary
Quarter Ended March 31, 2017 and 2016
(In thousands and Unaudited)

	2017	2016
Cash flows from operating activities:
Net loss	$(3,989)	$(5,808)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization of electric plant in service	21,934	23,293
Amortization of nuclear fuel	11,278	11,800
Deferred income taxes, net	(3,209)	(3,632)
Net gains on sale of decommissioning trust funds	(2,191)	(1,388)
Other	4,008	1,493
Change in:
Accounts receivable	8,663	8,296
Net under/over-collection of fuel revenues	8,530	4,104
Accounts payable	(13,766)	(21,827)
Other	(5,126)	(2,396)
Net cash provided by operating activities	26,132	13,935

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(53,867)	(52,675)
Cash additions to nuclear fuel	(10,873)	(11,220)
Decommissioning trust funds	(2,427)	(2,466)
Other	(1,579)	(3,054)
Net cash used for investing activities	(68,746)	(69,415)

Cash flows from financing activities:
Dividends paid	(12,565)	(11,928)
Borrowings (repayments) under the revolving credit facility, net	52,604	(54,688)
Proceeds from issuance of senior notes	—	157,052
Other	(679)	(1,793)
Net cash provided by financing activities	39,360	88,643

Net increase (decrease) in cash and cash equivalents	(3,254)	33,163

Cash and cash equivalents at beginning of period	8,420	8,149

Cash and cash equivalents at end of period	$5,166	$41,312

El Paso Electric Company
Quarter Ended March 31, 2017 and 2016
Sales and Revenues Statistics

				Increase (Decrease)
		2017	2016	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	545,128	569,085	(23,957)	(4.2)%
	Commercial and industrial, small	500,590	500,226	364	0.1%
	Commercial and industrial, large	252,998	244,926	8,072	3.3%
	Public authorities	335,563	346,235	(10,672)	(3.1)%
	Total retail sales	1,634,279	1,660,472	(26,193)	(1.6)%
	Wholesale:
	Sales for resale	10,921	11,841	(920)	(7.8)%
	Off-system sales	596,762	578,673	18,089	3.1%
	Total wholesale sales	607,683	590,514	17,169	2.9%
	Total kWh sales	2,241,962	2,250,986	(9,024)	(0.4)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$51,310	$47,743	$3,567	7.5%
	Commercial and industrial, small	33,785	32,140	1,645	5.1%
	Commercial and industrial, large	7,900	8,093	(193)	(2.4)%
	Public authorities	17,550	17,400	150	0.9%
	Total retail non-fuel base revenues (a)	110,545	105,376	5,169	4.9%
	Wholesale:
	Sales for resale	463	369	94	25.5%
	Total non-fuel base revenues	111,008	105,745	5,263	5.0%

	Fuel revenues:
	Recovered from customers during the period	47,620	22,534	25,086	—
	Over collection of fuel (b)	(8,530)	(4,103)	(4,427)	—
	New Mexico fuel in base rates (c)	—	16,226	(16,226)	—
	Total fuel revenues (d)	39,090	34,657	4,433	12.8%

	Off-system sales:
	Fuel cost	11,528	8,492	3,036	35.8%
	Shared margins	2,213	2,555	(342)	(13.4)%
	Retained margins	459	360	99	27.5%
	Total off-system sales	14,200	11,407	2,793	24.5%
	Other (e)	7,037	6,000	1,037	17.3%
	Total operating revenues	$171,335	$157,809	$13,526	8.6%

(a)	2016 excludes $5.9 million of relate back revenues in Texas from January 12, 2016 through March 31, 2016, which were recorded in August 2016.
(b)
Includes the portion of DOE refunds related to spent fuel storage of $1.4 million and $1.6 million in 2017 and 2016, respectively, that were credited to customers through the applicable fuel adjustment clauses.

(c)
Historically, fuel and purchased power costs in the New Mexico jurisdiction were recorded through base rates and a Fuel and Purchased Power Cost Adjustment Clause (the "FPPCAC") that accounts for the changes in the costs of fuel relative to the amount included in base rates. Effective July 1, 2016, with the implementation of the NMPRC Final Order, these costs are no longer recovered through base rates but are recovered through the FPPCAC.

(d)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $2.8 million and $2.2 million in 2017 and 2016, respectively.
(e)	Represents revenues with no related kWh sales.

El Paso Electric Company
Quarter Ended March 31, 2017 and 2016
Other Statistical Data

			Increase (Decrease)
	2017	2016	Amount	Percentage

Average number of retail customers: (a)
Residential	365,311	360,048	5,263	1.5%
Commercial and industrial, small	42,076	40,537	1,539	3.8%
Commercial and industrial, large	49	49	—	—
Public authorities	5,433	5,372	61	1.1%
Total	412,869	406,006	6,863	1.7%

Number of retail customers (end of period): (a)
Residential	366,298	360,676	5,622	1.6%
Commercial and industrial, small	42,223	40,767	1,456	3.6%
Commercial and industrial, large	49	49	—	—
Public authorities	5,572	5,331	241	4.5%
Total	414,142	406,823	7,319	1.8%

Weather statistics: (b)			10-Yr Average
Cooling degree days	72	23	34
Heating degree days	810	1,054	1,135

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2017	2016	Amount	Percentage

Palo Verde	1,363,527	1,380,497	(16,970)	(1.2)%
Four Corners (c)	—	81,006	(81,006)	—
Gas plants	570,825	637,430	(66,605)	(10.4)%
Total generation	1,934,352	2,098,933	(164,581)	(7.8)%
Purchased power:
Photovoltaic	64,735	67,764	(3,029)	(4.5)%
Other	363,375	205,157	158,218	77.1%
Total purchased power	428,110	272,921	155,189	56.9%
Total available energy	2,362,462	2,371,854	(9,392)	(0.4)%
Line losses and Company use	120,500	120,868	(368)	(0.3)%
Total kWh sold	2,241,962	2,250,986	(9,024)	(0.4)%

	Palo Verde capacity factor	101.5%	101.7%	(0.2)%

	Palo Verde O&M expenses	$21,608	$22,343	$(735)

(a)	The number of retail customers is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	The Company sold its interest in Four Corners on July 6, 2016.

El Paso Electric Company
Financial Statistics
At March 31, 2017 and 2016
(In thousands, except number of shares, book value per common share, and ratios)

Balance Sheet	2017	2016

Cash and cash equivalents	$5,166	$41,312

Common stock equity	$1,063,062	$999,741
Long-term debt	1,195,630	1,278,449
Total capitalization	$2,258,692	$2,278,190

Current maturities of long-term debt	$83,206	$—

Short-term borrowings under the revolving credit facility	$134,178	$87,050

Number of shares - end of period	40,558,528	40,484,815

Book value per common share	$26.21	$24.69

Common equity ratio (a)	42.9%	42.3%
Debt ratio	57.1%	57.7%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.